Exhibit 99.1

For Further Information

OSI Systems, Inc

Jeremy	Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 717 9182

OSI Systems Appoints New

Executive Vice President and Chief Financial Officer

HAWTHORNE, Calif.—(BUSINESS WIRE) — July 26, 2006: OSI Systems, Inc. (NASDAQ: OSIS), today announced it has named Alan Edrick as Executive Vice President. Mr. Edrick will commence employment today and spend approximately two months transitioning into the position of Chief Financial Officer effective upon the filing of the company’s Annual Report for fiscal 2006.

Anuj Wadhawan, the Company’s current Chief Financial Officer, will be assuming the position of Executive Vice President and Chief Financial Officer of the Company’s security business, Rapiscan Systems. Rapiscan Systems was formed in March 2005 to bring together the Company’s security businesses under a single integrated division.

Mr. Edrick has more than 17 years of financial management and public accounting experience including capital raisings, mergers and acquisitions, financial planning and analysis, and regulatory compliance. He most recently served as Executive Vice President and Chief Financial Officer of BioSource International, Inc, a leading biotechnology company, until its sale to Invitrogen Corporation. Previously, Mr. Edrick was Senior Vice President and Chief Financial Officer at North American Scientific, Inc., a medical device and specialty pharmaceutical company. Prior to that, from 1989 to 1998, Mr. Edrick worked at Price Waterhouse LLP in various positions including Senior Manager, Capital Markets. Mr. Edrick received his B.A. degree from UCLA and an M.B.A. from the Anderson School at UCLA.

Chairman and CEO of OSI Systems, Mr. Deepak Chopra, stated “We welcome Alan to OSI Systems. We believe that his extensive financial and operational experience will be a great asset to the Company as we continue to grow the Company.”

Commenting on his appointment, Mr. Edrick said, “OSI Systems has an outstanding reputation in the marketplace. I am excited to be joining a Company that continues to capitalize on its leading market positions and operational momentum. I look forward to building further value for OSI and its shareholders.”

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical amonitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.